Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CINGULATE THERAPEUTICS LLC

CINGULATE INC.

AND

CINGULATE PHARMA LLC

DATED AS OF AUGUST 30, 2021

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 30, 2021 by and among Cingulate Therapeutics LLC, a Delaware limited liability company (“CTx”), Cingulate Inc., a Delaware corporation and wholly-owned subsidiary of CTx (“Parent”), and Cingulate Pharma LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH

WHEREAS, the Board of Managers of CTx (the “CTx Board”) has unanimously determined that it is in the best interests of CTx and its Members, and declared it advisable, to conduct (i) an underwritten initial public offering of CTx (the “IPO”); and (ii) an Internal Restructure to facilitate the IPO;

WHEREAS, in connection with the Internal Restructure, CTx incorporated Parent by filing Parent’s original certificate of incorporation with the Secretary of State of the State of Delaware on May 10, 2021, which in turn formed Merger Sub by filing Merger Sub’s original certificate of formation with the Secretary of State of the State of Delaware on August 16, 2021;

WHEREAS, as a result of the Internal Restructure, (i) Parent will be the entity that conducts the IPO; and (ii) in the event the transactions contemplated under this Agreement are consummated, the Members of CTx will exchange their Units for shares of Parent common stock, par value $0.0001 per share (the “Parent Common Stock”);

WHEREAS, in connection with the Internal Restructure and IPO, the CTx Board has unanimously: (i) determined that it is in the best interests of CTx and its Members, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Members of CTx; in each case, in accordance with the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) and the Manager of Merger Sub (the “Merger Sub Manager”) have each unanimously: (i) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders or members, as applicable, and declared it advisable, to enter into this Agreement; and (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the LLC Act;

WHEREAS, the Parent Board has approved the issuance of Parent Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “Parent Equity Issuance”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows.

Section 1. DEFINED TERMS; CONSTRUCTION

(a) The terms defined in the Preamble and Recitals are incorporated herein.

(b) Each capitalized term not defined herein shall have the definition ascribed to it in CTx’s Third Amended and Restated Limited Liability Company Agreement (as amended, supplemented or restated from time to time, the “LLC Agreement”).

(c) Certain Defined Terms. As used herein, the following terms shall have the following meanings:

(i) “Agreement” has the meaning set forth in the Preamble.

(ii) “Certificate” has the meaning set forth in Section 2. (b)(ii).

(iii) “Class B Bridge Round Units” means CTx Class B Preferred Units originally issued at a per unit price of $0.96000 per Unit.

(iv) “Class B Enhanced Offer Units” means CTx Class B Preferred Units originally issued at a per unit price of $0.60000 per Unit.

(v) “Class B Units” means CTx Class B Preferred Units originally issued at a per unit price of $1.22865 per Unit.

(vi) “Class D Units” means CTx Class D Preferred Units originally issued at a per unit price of $1.22865 per Unit.

(vii) “Class E Units” means CTx Class E Preferred Units originally issued at a per unit price of $1.31100 per Unit.

(viii) “Class G Units” means CTx Class G Preferred Units originally issued at a per unit price of $2.22150 per Unit.

(ix) “Closing Date” has the meaning set forth in Section 2. (b)(i).

(x) “Closing” has the meaning set forth in Section 2. (b)(i).

(xi) “CTx” has the meaning set forth in the Preamble.

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(xii) “Code” means the Internal Revenue Code of 1986, as amended.

(xiii) “CTx Board” has the meaning set forth in the Recitals.

(xiv) “CTx Capital Units” means the Founders Units, Class B Bridge Round Units, Class B Enhanced Offer Units, Exchange Offer Class B Units, Class B Units, Class D Units, Class E Units, Tranche I Class F Units, Tranche II Class F Units and Class G Units.

(xv) “CTx Equity Value” means the aggregate value of CTx’s Units, which shall be deemed to equal $170,000,000.

(xvi) “CTx PIUs” means the Tranche I Class C Profits Interests, Tranche II Class C Profits Interests, Tranche III Class C Profits Interests, Tranche IV Class C Profits Interests, Tranche V Class C Profits Interests, Tranche VI Class C Profits Interests and Tranche VII Class C Profits Interests.

(xvii) “DGCL” has the meaning set forth in the Recitals.

(xviii) “Effective Time” has the meaning set forth in Section 2. (b)(ii).

(xix) “Exchange Offer Class B Units” means CTx Class B Preferred Units originally issued at a per unit price of $0.76800 per Unit.

(xx) “Founders Units” means CTx common units designated as Founder Units.

(xxi) “IPO” has the meaning set forth in the Recitals.

(xxii) “IPO Price” means the price per share that Parent Common Stock is sold to purchasers of Parent Common Stock in the IPO.

(xxiii) “Letter of Transmittal” has the meaning set forth in Section 6. (b).

(xxiv) “LLC Act” has the meaning set forth in the Recitals.

(xxv) “Lock-up Agreement” means Lock-up Agreements to be entered into by each Lock-up Member in connection with the IPO.

(xxvi) “Lock-up Member” means each CTx (i) Manager; (ii) executive officers; and (iii) Member.

(xxvii) “Merger” has the meaning set forth in Section 2. (a)

(xxviii) “Merger Consideration” has the meaning set forth in Section 3. (d).

(xxix) “Merger Sub” has the meaning set forth in the Preamble.

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(xxx) “Merger Sub Manager” has the meaning set forth in the Recitals.

(xxxi) “Parent” has the meaning set forth in the Preamble.

(xxxii) “Parent Board” has the meaning set forth in the Recitals.

(xxxiii) “Parent Common Stock” has the meaning set forth in the Recitals.

(xxxiv) “Parent Common Stock Capital Shares” has the meaning set forth in Section 3. (d).

(xxxv) “Parent Common Stock PIU Shares” has the meaning set forth in Section 3. (d).

(xxxvi) “Parent Disclosure Document” means the disclosure document attached hereto as Exhibit A containing (i) the non-financial statement information regarding Parent required under Rule 502(b)(2)(i)(A) promulgated under the Securities Act; (ii) the financial statement information regarding the Parent required under Rule 502(b)(2)(i)(B) promulgated under the Securities Act; and (iii) any other disclosures required under Rule 502(b)(2) promulgated under the Securities Act.

(xxxvii) “Parent Equity Issuance” has the meaning set forth in the Recitals.

(xxxviii) “Parent Per Share Price” means $11.00.

(xxxix) “Per Unit Value” means, with respect to each Unit, the amount the holder of such Unit would be entitled to receive pursuant to Section 5.02 of the LLC Agreement if the amount available for distribution pursuant to Section 5.02 of the LLC Agreement equaled the CTx Equity Value.

(xl) “Securities Act” means the Securities Act of 1933, as amended

(xli) “Surviving Entity” has the meaning set forth in Section 2. (a).

(xlii) “Tranche I Class C Profits Interests” means CTx Class C Profits Interests issued with a distribution threshold of $25,000,000.

(xliii) “Tranche I Class F Units” means CTx Class F Preferred Units originally issued at a per unit price of $1.43710 per Unit.

(xliv) “Tranche II Class C Profits Interests” means CTx Class C Profits Interests issued with a distribution threshold of $40,000,000.

(xlv) “Tranche II Class F Units” means CTx Class F Preferred Units originally issued at a per unit price of $1.81620 per Unit.

(xlvi) “Tranche III Class C Profits Interests” means CTx Class C Profits Interests issued with a distribution threshold of $75,000,000.

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(xlvii) “Tranche IV Class C Profits Interests” means CTx Class C Profits Interests issued with a distribution threshold of $80,000,000.

(xlviii) “Tranche V Class C Profits Interests” means CTx Class C Profits Interests issued with a distribution threshold of $90,000,000.

(xlix) “Tranche VI Class C Profits Interests” means CTx Class C Profits Interests issued with a distribution threshold of $120,000,000.

(l) “Tranche VII Class C Profits Interests” means CTx Class C Profits Interests issued with a distribution threshold of $160,000,000.

(li) “Units” means the CTx Capital Units and CTx PIUs.

(d) Construction.

(i) Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).

(ii) The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

(iii) The term “including” and “include” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv) The term “day” shall mean a calendar day, commencing at 12:00 a.m. (prevailing Eastern time). The term “month” shall mean a calendar month; provided, that when a period measured in months commences on a date other than the first (1st) day of a month, the period shall run from the date on which it commences to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(v) The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against any party.

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(vi) Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.

Section 2. THE MERGER

(a) The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the LLC Act, at the Effective Time (as defined below), (i) Merger Sub shall merge with and into CTx (the “Merger”); and (ii) and the separate limited liability company existence of Merger Sub will cease and CTx will continue its limited liability company existence under the LLC Act as the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”).

(b) Closing; Effective Time.

(i) The closing of the Merger (the “Closing”) shall be held at the offices of Lowenstein Sandler LLP, One Lowenstein Drive, Roseland, New Jersey 07068 or such other place as the parties may agree, as soon as practicable (but in any event within five (5) calendar days) following the date upon which all conditions set forth in Section 6. hereof have been satisfied or (to the extent permitted by this Agreement and applicable law) waived, or at such other date as the parties may agree in writing, provided that the conditions set forth in Section 6. have been satisfied or (to the extent permitted by this Agreement and applicable law) waived at or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.”

(ii) To consummate the Closing, a (i) “Certificate of Merger of Domestic Limited Liability Companies” (the “Certificate”) will be duly prepared and executed by CTx and thereafter delivered to the Secretary of State of the State of Delaware for filing in accordance with the LLC Act. The Merger will become effective at such time as may be set forth in the Certificate (the “Effective Time”).

(c) Effects of the Merger.

(i) The Merger shall have the effects set forth herein and in the applicable provisions of the LLC Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of CTx and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of CTx and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

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(ii) After the Effective Time, each holder of a Unit shall cease to have any rights as a Member of CTx except the right to receive the Merger Consideration pursuant to Section 3. (a) and Section 3. (d) below and except as such are expressly reserved to such Member by statute.

(d) Operating Agreement. The operating agreement of Merger Sub shall be the operating agreement the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable law.

(e) Managers and Officers.

(i) The manager of Merger Sub at the Effective Time shall, from and after the Effective Time, be the manager of the Surviving Entity, until such manager’s successor has been duly elected or appointed and qualified or until such manager’s earlier death, resignation or removal. Subsequent elections of the manager by the Surviving Entity shall be conducted in accordance with the provisions of the Surviving Entity’s operating agreement.

(ii) At and after the Effective Time, the officers of CTx immediately prior to the Effective Time shall become the officers of the Surviving Entity and shall serve in accordance with the Surviving Entity’s operating agreement.

(f) Tax Consequences. The Merger is intended to qualify as a transfer governed by Section 351 of the Code as described in Rev. Rul. 84-111 Situation 3.

Section 3. CONVERSION AND DISTRIBUTION OF SECURITIES

(a) Conversion of CTx Securities. Subject to Section 3. (d), the effect of the Merger on the Units of CTx shall be as follows:

(i) At the Effective Time, each CTx Capital Unit and all rights in respect thereof that are outstanding immediately prior to the Effective Time shall, without any further action on the part of anyone, be changed and converted into the number of shares of Parent Common Stock determined by dividing (i) the applicable Per Unit Value attributable to such CTx Capital Unit; by (ii) the Parent Per Share Price.

(ii) At the Effective Time, each CTx PIU and all rights in respect thereof that are outstanding immediately prior to the Effective Time shall, without any further action on the part of anyone, be changed and converted into the number of shares of Parent Common Stock determined by dividing (i) the applicable Per Unit Value attributable to such CTx PIU; by (ii) the Parent Per Share Price.

(b) Cancellation of Units. At the Effective Time, all Units will no longer be outstanding and all Units will be cancelled and retired and will cease to exist, and each holder of a Unit will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3. (d) hereof.

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(c) Conversion of Merger Sub Units. Each Merger Sub membership interest issued and outstanding immediately prior to the Effective Time shall be converted into and become one membership interest of the Surviving Entity with the same rights, powers, and privileges as the membership units so converted and shall constitute the only outstanding membership interests of the Surviving Entity.

(d) Fractional Shares. No book entry shares of Parent Common Stock or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Units pursuant to Section 3. (a) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Instead, for each CTx Member, the number of shares of Parent Common Stock issuable to such Member upon the conversion of such Member’s (i) CTx Capital Units in accordance with Section 3. (a)(i) shall be aggregated and such sum shall be rounded to the nearest integer (the “Parent Common Stock Capital Shares”); and (ii) CTx PIUs in accordance with Section 3. (a)(ii) shall be aggregated and such sum shall be rounded to the nearest integer (the “Parent Common Stock PIU Shares” and together with the Parent Common Stock Capital Shares, the “Merger Consideration”).

(e) Distribution.

(i) Promptly after the Effective Time, Parent shall distribute to each CTx Member who has delivered to Parent a duly completed and validly executed Letter of Transmittal such Member’s Merger Consideration. Upon payment of the Merger Consideration pursuant to the provisions of this Section 3. (e), such CTx Member’s Units shall be cancelled.

(ii) All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Units and from and after the Effective Time, there shall be no further registration of transfers of Units upon transfer books of the Surviving Entity. If, after the Effective Time, Units are presented to the Surviving Entity, they shall be cancelled and exchanged as provided in this Section 3. (e).

Section 4. FURTHER ASSURANCES

As and when requested by the Surviving Entity or by its successors or assigns, CTx will execute and deliver or cause to be executed and delivered all such deeds and instruments and will take or cause to be taken all such further action as the Surviving Entity may deem necessary or desirable in order to vest in and confirm to the Surviving Entity title to and possession of any property of either of the parties acquired by the Surviving Entity by reason or as a result of the Merger herein provided for and otherwise to carry out the intent and purposes hereof, and the officers and directors of CTx and the officers and directors of the Surviving Entity are fully authorized in the name of CTx or otherwise to take any and all such action.

Section 5. MEMBER APPROVAL

This Agreement shall be submitted to the Members of CTx and Merger Sub as and to the extent provided by applicable law.

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Section 6. CONDITIONS TO CLOSING

The obligation of the parties to consummate the Merger is subject to the satisfaction as of the Closing of the following conditions:

(a) Member Approvals. This Agreement and the Merger shall have been duly adopted and approved by (i) the Members of CTx; and (ii) members of Merger Sub.

(b) Letter of Transmittal, investor questionnaire and Lock-up Agreement. Unless otherwise waived by Parent and Merger Sub, each Member of CTx shall have delivered a duly completed and validly executed a letter of transmittal and instruction, substantially in the form attached as Exhibit B hereto (which shall include an investor questionnaire and Lock-up as exhibits)(the “Letter of Transmittal”), to Parent.

Section 7. TERMINATION

(a) Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the members of Merger Sub or CTx:

(i) by the mutual agreement of Merger Sub and CTx; or

(ii) by Merger Sub or CTx if (i) the Effective Time shall not have occurred by September 30, 2021, which date may be extended by Merger Sub and CTx in their joint discretion until December 31, 2021.

(b) Effect of Termination. In the event of the termination of this Agreement as provided in Section 7. (a), written notice shall be given by the terminating party to the other parties hereto and this Agreement shall forthwith become void and there shall be no liability on the part of Merger Sub or CTx, except that nothing herein will relieve any party from liability for fraud or for any willful breach of any representation or warranty or any willful breach prior to such termination of any covenant or agreement contained herein or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of any breach by the other party or parties of this Agreement.

Section 8. RATIFICATION OF CTx ACTIONS

All limited liability company acts, plans, policies, approvals and authorizations of CTx, its Members, officers, agents and managers which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, approvals and authorizations of the Surviving Entity and shall be effective and binding thereon as they were on CTx. The employees of CTx or its subsidiaries shall become the employees of the Surviving Entity and continue to be entitled to the same rights and benefits they enjoyed as employees of CTx and/or its subsidiaries.

Section 9. GENERAL AUTHORIZATIONS

The officers and managers of the parties, and from and after the Effective Time, the officers and managers of the Surviving Entity, shall be and hereby are authorized to execute, acknowledge and deliver all instruments and do all acts and things necessary or desirable and proper to effect the Merger and to carry out the purposes of this Agreement and Plan of Merger.

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Section 10. GOVERNING LAW

THIS AGREEMENT AND PLAN OF MERGER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT AND PLAN OF MERGER (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT AND PLAN OF MERGER OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT AND PLAN OF MERGER), SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO ANY BORROWING STATUTE THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement and Plan of Merger as of the last date forth below.

CINGULATE THERAPEUTICS LLC
(a Delaware limited liability company)

By:	/s/ Shane J. Schaffer
Name:	Shane J. Schaffer
Title:	CEO
Date:	August 30, 2021

CINGULATE INC.
(a Delaware corporation)

By:	/s/ Shane J. Schaffer
Name:	Shane J. Schaffer
Title:	CEO
Date:	August 30, 2021

CINGULATE PHARMA LLC
(a Delaware limited liability company)

By:	/s/ Shane J. Schaffer
Name:	Shane J. Schaffer
Title:	CEO
Date:	August 30, 2021

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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Exhibit A

Parent Disclosure Document

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Exhibit B

Form of Letter of Transmittal

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